Exhibit 3.1

KIRBY CORPORATION

BYLAWS

ARTICLE I

Offices

Section 1.                  The principal office of the corporation in the State of Nevada shall be in the City of Reno, County of Washoe, State of Nevada.

Section 2.                  The corporation shall also have an office and a place of business in the City of Houston, Texas, and it may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or as the business of the corporation may require.

ARTICLE II

 Meetings of Stockholders

Section 1.                 All annual meetings of the stockholders shall be held at such place as may be designated by the Board of Directors and stated in the notice of the meeting, in the City of Houston, State of Texas.  Special meetings of the stockholders may be held at such time and place within or without the State of Nevada as shall be stated in the notice of the meeting, or in a duly executed waiver of notice thereof.

Section 2.                  Annual meetings of stockholders shall be held at such time and place and on such date during the month of April or May as may be determined by resolution adopted by the Board of Directors of the corporation, at which meeting the stockholders shall elect Directors and transact such other business as may properly be brought before the meeting.  Except in a contested election, each Director shall be elected by the vote of a majority of the votes cast with respect to that Director’s election.  In a contested election, Directors shall be elected by a plurality of the votes cast.  A contested election is an election of Directors in which, as of the date that is 14 days in advance of the date the corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), there are more nominees for election than the number of Directors to be elected.  A majority of the votes cast means that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Director’s election (with abstentions and broker nonvotes not counted as either a “for” or “against” vote).

Section 3.                  Special meetings of the stockholders may be called only by the Chairman of the Board, the President or the Board of Directors acting by a majority of the entire Board of Directors, in each case stating the purpose or purposes of the proposed meeting.

Section 4.                  Notices of meetings shall be in writing and signed by the President or a Vice President, or the Secretary, or an Assistant Secretary, or by such other person or persons as the Directors shall designate.  Such notice shall state the purpose or purposes for which the meeting is called and the time when, and the place, which may be within or without this state, where it is to be held.  A copy of such notice shall be either delivered personally to or shall be mailed, postage prepaid, to each stockholder of record entitled to vote at such meeting not less than ten nor more than sixty days before such meeting.  If mailed, it shall be directed to a stockholder at his address as it appears upon the records of the corporation and, upon such mailing of any such notice, the service thereof shall be complete, and the time of the notice shall begin to run from the date upon which such notice is deposited in the mail for transmission to such stockholder.  Personal delivery of any such notice to any officer of a corporation or association, or to any member of a partnership shall constitute delivery of such notice to such corporation, association or partnership.  In the event of the transfer of stock after delivery or mailing of the notice of and prior to the holding of the meeting, it shall not be necessary to deliver or mail notice of the meeting to the transferee.

Section 5.                  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 6.                 A majority of the voting power, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation of the corporation.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7.                When a quorum is present or represented at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes, the Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 8.                  Every stockholder of record of the corporation shall be entitled at each meeting of stockholders to one vote for each share of stock standing in his name on the books of the corporation.

Section 9.                 At any meeting of the stockholders, any stockholder may be represented and vote by a proxy or proxies appointed by an instrument in writing.  In the event that any such instrument in writing shall designate two or more persons to act as proxies, a majority of such persons present at the meeting or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide.  No such proxy shall be valid after the expiration of six months from the date of its execution, unless coupled with an interest, or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven years from the date of its execution.  Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the Secretary of the corporation.

Section 10.               Subject to the rights of the holders of Preferred Stock or any series thereof as shall be prescribed in the Articles of Incorporation or in the resolutions of the Board of Directors providing for the issuance of any such series, any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of stockholders of the corporation and may not be taken by any consent in writing by such stockholders.

Section 11.              (a)  Subject to such rights of the holders of Preferred Stock or any series thereof as shall be prescribed in the Articles of Incorporation or in the resolutions of the Board of Directors providing for the issuance of any such series, only persons who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible for election as, and to serve as, Directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 11 and at the time of the meeting, (B) who is entitled to vote at the meeting and (C) who complies with the requirements of this Section 11. In addition to any other applicable requirements, nominations, other than those made by or at the direction of the Board of Directors (or any duly authorized committee thereof), shall be preceded by timely notice thereof in proper written form to the Secretary of the corporation.

(b)            To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)            To be in proper form, a stockholder’s notice to the Secretary must: (i) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (A) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, if any, (B) (1) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such stockholder and by such beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (3) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner, if any, has a right to vote any shares of any security of the corporation, (4) any short interest in any security of the corporation (for purposes of this Section 11 a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any right to dividends on the shares of the corporation owned beneficially by such stockholder or such beneficial owner, if any, that are separated or separable from the underlying shares of the corporation, (6) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that such stockholder or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, (x) not later than 10 days after the record date for the meeting to disclose such ownership as of the record date, (y) 10 days before the meeting date disclosing such ownership as of such date and (z) immediately prior to commencement of the meeting disclosing such ownership as of such date, by delivery to the Secretary of the corporation of such supplemental information), (C) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (D) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (E) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to solicit proxies from stockholders in support of such nomination; (ii) set forth, as to each person whom the stockholder proposes to nominate for election or reelection to the Board of Directors (A) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (iii) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 11(d) of this Article II.  The corporation may require any proposed nominee to furnish such other information as it may reasonably require (I) to determine the eligibility of such proposed nominee to serve as a Director of the corporation, (II) to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation or any publicly-disclosed corporate governance guideline or committee charter of the corporation and (III) that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

(d)            To be eligible to be a nominee for election or reelection as a Director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 11) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed in writing to the corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed in writing to the corporation, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation that are publicly disclosed or have been disclosed to such person by the corporation.

(e)            No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth in this Section 11. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(f)             Notwithstanding anything in paragraph (b) of this Section 11 to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the corporation is increased and there is no public disclosure by the corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public disclosure is first made by the corporation.

(g)            For purposes of Section 11 and Section 12 of Article II of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire, Bloomberg or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(h)            Nothing in Section 11 or Section 12 of Article II of these Bylaws shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act or (ii) of the holders of any series of Preferred Stock to nominate and elect Directors pursuant to and to the extent provided in any applicable provisions of the Articles of Incorporation.

Section 12.               (a) No business (other than nomination and election of Directors in accordance with all other provisions of these Bylaws) may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of the corporation (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and at the time of the meeting, (B) who is entitled to vote at the meeting and (C) who complies with the notice procedures set forth in this Section 12. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the corporation.

(b)            To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)            To be in proper form, a stockholder’s notice to the Secretary must: (i) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (A) all of the information that is required by Section 11(c)(i) of Article II of these Bylaws in the case of the nomination of a person for election as a director and (B) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (ii) set forth (A) a brief description of the business desired to be brought before the meeting, (B) the reasons for conducting such business at the meeting, (C) the text of the proposal or business (including the text of any resolutions proposed for consideration), (D) any material interest of such stockholder and beneficial owner, if any, in such business and (E) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder.

(d)            No business (other than nomination and election of Directors in accordance with all other provisions of these Bylaws) shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 12.  If the chairman of the annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(e)            At a special meeting of stockholders, only such business shall be conducted as shall have been set forth in the notice of the meeting. At any meeting, matters incident to the conduct of the meeting may be voted upon or otherwise disposed of as the chairman of the meeting shall determine to be appropriate.

Section 13.              Meetings of stockholders shall be presided over by the Chairman of the Board or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary of the corporation shall act as secretary of the meeting, but in the absence of the Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the person presiding over the meeting. The Board of Directors of the corporation may adopt by resolution such rules and regulations for the conduct of meetings of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and take all such actions as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized  proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III

 Directors

Section 1.                  The number of Directors of the corporation shall be not fewer than three nor more than fifteen, and within that range shall be established from time to time by resolution of the Board of Directors.  Commencing with the election of Directors at the annual meeting of stockholders held in 2001, the Directors, other than those who may be elected by the holders of Preferred Stock or any series thereof as shall be prescribed in the Articles of Incorporation or in the resolutions of the Board of Directors providing for the issuance of any such series, shall be divided into three classes designated Class I, Class II and Class III, as determined by the Board of Directors.  Such classes shall be as nearly equal in number as possible.   The term of office of the initial Class I Directors shall expire at the annual meeting of stockholders in 2002, the term of office of the initial Class II Directors shall expire at the annual meeting of stockholders in 2003, and the term of office of the initial Class III Directors shall expire at the annual meeting of stockholders in 2004.  At each annual meeting of stockholders beginning with the annual meeting of stockholders in 2002, Directors elected to succeed Directors whose terms are then expiring shall serve for a term ending at the third annual meeting of stockholders after their election and shall be of the same class as the Directors they succeed; provided that the Board of Directors may designate one or more directorships whose term expires at any annual meeting as directorships of another class so that the classes will be as nearly equal in number as possible.  Each Director shall hold office until the expiration of his or her term and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  In the event of any change in the authorized number of Directors constituting the entire Board of Directors, each Director then serving shall nevertheless continue as a Director of the class of which he or she is a member until the expiration of his or her current term, or his or her earlier death, resignation or removal.  Directors need not be residents of the State of Nevada nor stockholders of the corporation.

Section 2.                  Subject to the rights of the holders of Preferred Stock or any series thereof as shall be prescribed in the Articles of Incorporation or in the resolutions of the Board of Directors providing for the issuance of any such series, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum, or by the sole remaining Director.  Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been elected and qualified.  Except as otherwise provided with respect to a Director elected by the holders of Preferred Stock or any series thereof in the Articles of Incorporation or in resolutions providing for the issuance of any such series, no decrease in the number of Directors constituting the entire Board of Directors shall shorten the term of any incumbent Director.  When one or more directors shall give notice of his or their resignation to the Board, effective as of a future date, the Board shall have power to fill such vacancy or vacancies to take effect when such resignation or resignations become effective, each Director so appointed to hold office for the remainder of the term of office of the resigning Director or Directors.

Section 3.                  The business of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 4.                  The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Nevada.

Meetings of the Board of Directors

Section 5.                 The first meeting of each newly elected Board of Directors shall be held at the offices of the corporation in Houston, Texas, immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected Directors in order legally to constitute the meeting, provided a quorum shall be present.  In the event of the failure of the Directors to hold such meeting at the time and place so fixed, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the Directors.

Section 6.                 Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board.

Section 7.                 Special meetings of the Board of Directors may be called at any time and from time to time by the Chairman of the Board, the President or the Secretary and shall be called by the President or Secretary on the written request of two Directors.  Oral, written, telegraphic, telephone or electronic notice of special meetings of the Board of Directors shall be given to each Director at least two (2) days before the date of the meeting.

Section 8.                 A majority of the Board of Directors, at a meeting duly assembled, shall be necessary to constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation.  Any action of a majority, although not at a regularly called meeting, and the record thereof, if assented to in writing by all of the other members of the Board either before or after such action, shall be as valid and effective in all respects as if passed by the Board at a regular meeting.

Section 9.                 Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, before or after the action, all the members of the Board or of such committee consent thereto in writing or by facsimile or electronic transmission.  Such written consent or facsimile or electronic transmission shall be filed with the minutes of proceedings of the Board or committee.

Section 10.               Members of the Board of Directors and members of any committee designated by the Board of Directors may participate in and hold a meeting of such Board or committee by means of a conference telephone or a similar communications method by which all persons participating in the meeting can hear each other.  Participation in such a meeting shall constitute presence in person at the meeting.

Committees of Directors

Section 11.               The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the corporation which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

Section 12.              The committees shall keep regular minutes of their proceedings and report the same to the Board when required.

Compensation of Directors

Section 13.              The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or stated compensation in any form for service as a Director.  No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings and serving as a member of one or more committees.

Advisory Directors

Section 14.              The Board of Directors may from time to time designate one or more persons as Advisory Directors of the corporation.  Advisory Directors shall serve for terms specified by the Board of Directors but ending no later than the time of the annual meeting of the Board of Directors following the annual meeting of stockholders each year; provided, however, any or all of the Advisory Directors may be removed at any time, with or without cause, by the Board of Directors.

Section 15.              Advisory Directors shall not be entitled to attend meetings of the Board of Directors or any of its committees but shall attend such meetings only at the invitation of the Board or a committee.  Advisory Directors shall not be considered in determining whether a quorum is present at any meeting of the Board of Directors.

Section 16.               Advisory Directors shall not be entitled to vote on any matter brought before the Board of Directors or any of its committees and shall not have the powers, duties or responsibilities of a Director of the corporation.

Nomination of Directors

Section 17.               The Board of Directors may nominate a Director, Directors or slate of Directors to be voted upon by the stockholders at the annual meeting of stockholders or at any other meeting of stockholders at which Directors are to be elected.  Except as provided in this Section 17, the Board of Directors shall not nominate for election or reelection as a Director any person who will be seventy-two (72) years of age or older at the time the stockholders are scheduled to vote on such election; provided, however, this restriction may be waived by the vote or written consent of two-thirds (2/3rds) of the total number of Directors of the Corporation then in office, excluding, however, any Director who would otherwise be disqualified for nomination for election.  Any such waiver shall be applicable only to the scheduled election, but additional waivers may be granted for subsequent elections.

ARTICLE IV

Notices

Section 1.                Notices to stockholders shall be in writing and delivered personally or mailed to the stockholders at their addresses appearing on the books of the corporation.  Notice by mail shall be deemed to be given at the time when the same shall be mailed.  Notice to Directors may be given in the same manner or may be given orally, electronically or by telegram or telephone.

Section 2.                  Whenever all parties entitled to vote at any meeting, whether of Directors or stockholders, consent, either by a writing on the records of the meeting or filed with the Secretary, or by presence at such meeting and oral consent entered on the minutes, or by taking part in the deliberations at such meeting without objection, the doings of such meeting shall be as valid as if had at a meeting regularly called and noticed,  and at such meeting any business may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time, and if any meeting be irregular for want of notice or of such consent, provided a quorum was present at such meeting, the proceedings of said meeting may be ratified and approved and rendered likewise valid and the irregularity or defect therein waived by a writing signed by all parties having the right to vote at such meetings; and such consent or approval of stockholders may be by proxy or attorney, but all such proxies and powers of attorney must be in writing.

Section 3.                 Whenever any notice whatever is required to be given under the provisions of the statutes, of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

 Officers

Section 1.                 The officers of the corporation shall be chosen by the Board of Directors and shall include a Chairman of the Board of Directors (who must be a Director), a President, one or more Vice Presidents (as elected by the Board of Directors hereinafter provided), and a Secretary and a Treasurer.  Any person may hold two or more offices except that the offices of President and Vice President shall not be held by the same person.

Section 2.                 The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a Chairman of the Board, a President, one or more Vice Presidents, a Secretary and a Treasurer.  The Board of Directors shall designate either the Chairman of the Board or the President as the chief executive officer of the corporation.

Section 3.                 The Board of Directors may appoint additional Vice Presidents, and Assistant Secretaries and Assistant Treasurers and such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

Section 4.                 The salaries of all officers of the corporation shall be fixed by the Board of Directors.

Section 5.                 Each officer of the corporation shall hold office until his successor is chosen and qualifies or until his earlier death, resignation or removal.  Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors.  Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may only be filled by the Board of Directors.

Chairman of the Board of Directors

Section 6.                  The Chairman of the Board of Directors shall be chosen from the membership of the Board of Directors.

Section 7.                  He shall preside at all meetings of the Board of Directors and stockholders and, except as otherwise provided in these Bylaws or ordered by the Board of Directors, shall appoint all special or other committees of the Board of Directors.

Section 8.                  He may call meetings of the Board of Directors whenever he deems same to be necessary; and he shall perform such other duties as may be prescribed by the Board of Directors from time to time.

The President

Section 9.                 The President of the corporation shall have general and active management of the business of the corporation and shall see that all policies, orders and resolutions of the Board of Directors are carried into effect.  If there is no Chairman of the Board or during the absence or disability of the Chairman of the Board, the President shall preside at all meetings of the stockholders and of the Board of Directors and shall exercise all of the other powers and discharge all of the other duties of the Chairman of the Board.  He may call meetings of the Board of Directors and of any committee thereof whenever he deems same to be necessary.

Section 10.               He may sign and deliver on behalf of the corporation any deeds, mortgages, bonds, contracts, powers of attorney or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed.  He shall perform all such other duties as are incident to his office or are properly required of or assigned to him by the Board of Directors.

Section 11.              He shall have the right to exercise on behalf of the corporation any and all voting privileges, including the power to grant proxies, on all stocks of subsidiaries of the corporation and all other securities owned by or on behalf of the corporation, such right to be exercised by him in his discretion as he deems in the best interest of the corporation unless limited or otherwise directed by resolution of the Board of Directors.

The Vice President

Section 12.              The Vice President who shall be designated by the Board of Directors or, if no Vice President is so designated, then the Vice President who shall have longest served in such capacity shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 13.             All other Vice Presidents, if any, shall at all times possess power to sign all certificates, contracts and other instruments of the corporation, except as otherwise limited in writing by the Chairman of the Board or the President of the corporation, and shall have such other authority and perform such other duties as these Bylaws or the Board of Directors, executive committee, Chairman of the Board or President shall prescribe.

The Secretary and Assistant Secretaries

Section 14.              The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for the purpose and shall perform like duties for the standing committees when required.  He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be.

Section 15.              The Assistant Secretaries shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors shall prescribe.

The Treasurer and Assistant Treasurers

Section 16.              The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

Section 17.              He shall disburse the funds of the corporation as may be ordered by the Board of Directors or the Chairman of the Board, the President or any Vice President of the Corporation, and shall render to the President and the Board of Directors, when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation.

Section 18.               If required by the Board of Directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 19.               The Assistant Treasurers in the order of their seniority shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors shall prescribe.

Operating Divisions

Section 20.              The Board of Directors may, by resolution passed by a majority of the whole Board, establish one or more operating divisions of the corporation, and may confer on the employees of the corporation assigned to any such operating division the title of President, Vice President and any other titles deemed appropriate.  The Board of Directors may at any time discontinue any such operating division or title.  The designation of any such titles for employees assigned to operating divisions of the corporation shall not be permitted to conflict in any way with any executive or administrative authority established from time to time by or for the  corporation.  Any employee designated as an officer of an operating division shall have authority, responsibilities and duties with respect to such operating division corresponding to those normally vested in the comparable officer of the corporation by these Bylaws, subject to such limitations as may be imposed by the Board of Directors of the corporation.

ARTICLE VI

Certificates of Stock

Section 1.                 Shares of stock of the corporation may be certificated or uncertificated, as provided under Nevada law.  Every holder of certificated shares shall be entitled to have a certificate, signed by the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, certifying the number of shares owned by him in the corporation.  If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights, shall be set forth in full or summarized on the face or back of any certificate which the corporation shall issue to represent such stock and, if the corporation shall be authorized to issue only special stock, such certificate shall be set forth in full or summarize the rights of the holders of such stock.

Section 2.               Whenever any certificate is countersigned or otherwise authenticated by a transfer agent or transfer clerk, and by a registrar duly appointed by the corporation, then a facsimile of the signatures of the officers or agents of the corporation may be printed or lithographed upon such certificate in lieu of the actual signatures.  In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be the officer or officers of such corporation.

Section 3.                 The Board of Directors may direct a new certificate or certificates, or uncertificated shares, to be issued in place of any certificate or certificates theretofore issued by the corporation  alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of a new certificate or certificates or of uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

Transfer of Stock

Section 4.                 Transfers of shares of stock of the corporation shall be made on the stock records of the corporation only upon authorization by the registered holder of such shares, or by such holder’s attorney duly authorized in writing, and, if the shares are certificated, upon surrender to the corporation or any duly appointed transfer agent of the corporation of the certificate or certificates for such shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

Closing of Transfer Books

Section 5.                 The Directors may prescribe a period not exceeding sixty days prior to any meeting of the stockholders during which no transfer of stock on the books of the corporation may be made, or may fix a day not more than sixty days prior to the holding of any such meeting as the day as of which stockholders entitled to notice of and to vote at such meeting shall be determined; and only stockholders of record on such day shall be entitled to notice or to vote at such meeting.

Registered Stockholders

Section 6.                 The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.

ARTICLE VII

General Provisions

Dividends

Section 1.                 Dividends upon the capital stock of the corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock or other securities of the corporation, subject to the provisions of the Articles of Incorporation.

Section 2.                 Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Directors shall think conducive to the interest of the corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

Checks

Section 3.                  All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Fiscal Year

Section 4.                  The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE VIII

Amendments

Section 1.                 Subject to the provisions of the Articles of Incorporation, and in addition to any affirmative vote required by law, any alteration, amendment, repeal or rescission of these Bylaws must be approved either (a) by the Board of Directors by the affirmative vote of at least a majority of the then-authorized number of Directors or (b) by the stockholders by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then‑outstanding shares of stock entitled to vote generally in elections of Directors, voting together as a single class.  No amendment, alteration, rescission or repeal of these Bylaws shall be effective to reduce the term of any incumbent Director, whether by reduction in the number of Directors, changes to the provisions for the division of the Directors into classes or otherwise.

ARTICLE IX

Indemnification of Directors and Officers

Section 1.                 The corporation shall indemnify each and every present and former director and officer of the corporation, and each and every person who may have served at the corporation’s request as a director or officer of another corporation in which the corporation owns shares of capital stock or of which the corporation is a creditor (each of which other corporations is individually referred to herein as an “Other Enterprise”), against any and all expenses (including attorneys’ fees) actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he was or is a party by reason of being or having been a director or officer of the corporation or Other Enterprise to the fullest extent permitted by law.  The rights of indemnification provided in this Section 1 shall be in addition to any other rights to which a person may otherwise be entitled by any other sections of this Article IX, the corporation’s Articles of Incorporation, statute, agreement, vote of stockholders or otherwise.

Section 2.                 The corporation shall indemnify officers and directors of the corporation, as well as other persons who serve as agents and employees of the corporation, to the extent set forth  in the corporation’s Articles of Incorporation.

Section 3.                The corporation may purchase and maintain insurance on behalf of, and contractually agree to indemnify, any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 1 or Section 2 of this Article IX.

As amended through July 29, 2014.